UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6037 Frantz Rd., Suite 103 Dublin, OH	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 459-4959

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets
Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

The Senior Secured Convertible Notes

On June 16, 2014, Cardinal Energy Group, Inc., (the “we”, “us”, “our”) closed on an additional tranche of our aggregate $5,000,000 offering of Senior Secured Convertible Promissory Notes (“Notes”) by issuing $525,000 of the Notes to four investors together with common stock purchase warrants to purchase an aggregate of 210,000 shares of our common stock (the “Warrants”), in a private transaction exempt from registration under the Securities Act of 1933, in reliance on exemptions provided by Rule 506 of Regulation D and Section 4(a)(2) of that Act. Syndicated Capital, Inc. acted as placement agent for us in the offering. To date, we have issued a total $4,500,000 of the Notes with net proceeds to us of $3,985,000 after deducting commissions and expenses of $515,000.

We received net proceeds of $467,250 from this June 16, 2014 issuance after deducting cash commissions and reimbursement of expenses paid to or due Syndicated Capital, Inc. (the “Placement Agent”) in the amount of $57,750 in connection with this closing. In addition, we agreed to issue to the Placement Agent warrants to purchase shares of our common stock at an initial exercise price of $1.00 per share and exercisable at any time prior to or on December 31, 2019 in a share amount equal to 10% of the gross dollar amount raised or sold in this closing (52,500 warrants) (the “Placement Agent Warrants”). The exercise price of the Placement Agent Warrants is subject to the same adjustment as the Warrants issued with the Notes to investors. Also, The Placement Agent Warrants are subject to the same anti-dilution provisions as the Warrants. The shares of common stock underlying the Placement Agent Warrants will have registration rights identical to those of the shares contained within the Units. SCI may distribute the Placement Agent Warrants to affiliates, agents, brokers, selected dealers, and employees at its discretion and in conformity with applicable law.

Under the terms of the Notes and the Warrants included in the offering, we agreed to register the shares of our common stock issuable upon exercise of the Warrants (the “Warrant Shares”) in any subsequent registration statement we file with the SEC (“Commission”), subject to standard and customary lock-up provisions as may be proposed by the underwriter of such offering. We will pay all costs associated with the registration statement.

We intend to use the net proceeds from this offering to fund the Company’s well work-over and drilling programs and to acquire selected additional oil and gas properties and related facilities in Texas. The Company has previously disclosed the terms and conditions of the Notes Offering in its filings with the SEC on Forms 8-K and 10-Q filed with the Commission on March 7, 2014 and May 15, 2014, respectively.

Bradford Leases

On June 16, 2014, we completed the acquisition of a 93.75% working interest (70.3125% net revenue interest) in the 2-acre producing unit surrounding each of seven existing wells located on the Bradford “A” and Bradford “B” oil and gas leases located in Shackelford County, Texas. We purchased these interests for $225,000 paid in cash at closing to Bluff Creek Petroleum, LLC, an unrelated party. Pursuant to the terms of the Farmout and Purchase and Sale agreements our wholly-owned subsidiary, CEGX of Texas, LLC (“CEGX”) acquired the interests in the existing wells cited above plus the right to earn additional interests in producing unit acreage based on the results of a “continuous drilling program” on the leases covered under the Farmout Agreement.

Under the terms of the Farmout Agreement, the Company is obligated to commence the drilling of (“Spud”) the initial “earning well” by September 15, 2014. If the initial “earning well” is drilled to the objective, CEGX shall have the additional right, but not the obligation, to drill one or more additional “earning wells”.

Shackelford County, Texas Property

On June 16, 2014, our wholly-owned subsidiary, CEGX of Texas, LLC, completed the acquisition of approximately .50 acres of land including certain improvements located in Shackelford County, Texas. The property includes a 2,460 square foot building which includes office and repair shop facilities plus additional secured open air covered space for vehicle and equipment storage. The real estate and improvements located on it were acquired from Shack Acidizing, Inc., an unrelated party, for a purchase price of $110,000 plus customary closing costs. The full purchase price and closing costs were paid in cash at closing.

We will use the office as a regional field office to support our expanding operations in north-central Texas and will utilize the shop and yard facilities for the repair, refurbishment, recycling and storage of oilfield equipment.

(d)	Exhibits

Exhibit	Description

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 on Form 8-K filed by the Company with the SEC on March 7, 2014).

4.2	Form of Convertible Promissory Note (Incorporated by reference to Exhibit 4.1 on Form 8-K filed by the Company with the SEC on March 7, 2014).

4.3	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.1 on Form 8-K filed by the Company with the SEC on March 7, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: June 20, 2014	By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer